                                                                    EXHIBIT 11.1


                               GC COMPANIES, INC.

                                OCTOBER 31, 1998

                              EXHIBIT TO FORM 10-K


Computation of weighted average number of shares outstanding used in determining basic and diluted earnings (loss) per share:


                                                     Year Ended October 31,
(In thousands)                                     1998       1997      1996
                                                   -----      ----      ----

BASIC

1.   Weighted average number of
     common shares outstanding                     7,710      7,728     7,816
                                                   =====      =====     =====


DILUTED(A)

1.   Weighted average number of
     common shares outstanding                     7,710      7,728     7,816

2.   Diluted effect of shares issuable
     on exercise of stock options, net
     of shares assumed to be purchased
     out of proceeds of market price                  --         40        42
                                                   -----      -----     -----

3.   Weighted average number of shares
     used in diluted per share
     computations                                  7,710      7,768     7,858
                                                   =====      =====     =====









(A) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083.